Exhibit (d)(3)
ACE AVIATION HOLDINGS INC.
DEFERRED SHARE UNIT PLAN
FOR NON-EMPLOYEE DIRECTORS

PLAN ADOPTED BY THE
BOARD OF DIRECTORS
EFFECTIVE AS OF JANUARY 1, 2007

ACE AVIATION HOLDINGS INC.
DEFERRED SHARE UNIT PLAN
FOR NON-EMPLOYEE DIRECTORS
1.	PURPOSE
1.1	The ACE Aviation Holdings Inc. Deferred Share Unit Plan for Non-Employee Directors (the “Plan”) is intended to enhance the Corporation’s ability to attract and retain high quality individuals to serve as members of the Board and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Corporation.

1.2	The Plan qualifies as a deferred share unit plan in accordance with subsection 6801(d) of the Income Tax Regulations (Canada) and subsections 47.16R1(d) and 47.16R2 of the Taxation Regulations (Québec).
2.	DEFINITIONS

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

2.1	“Additional Retainer Fee” means the amount, expressed in dollars, of the retainer fee payable to an Eligible Director in addition to the Annual Basic Retainer Fee, consisting of any or all of lead director fees, Board chairman fees, Board committee chair fees, Board committee member fees, meeting fees and travel time fees, which would, but for the Eligible Director’s participation in the Plan, be payable in cash by the Corporation to such Eligible Director;

2.2	“Administrative Agent” means the entity that may, from time to time, be appointed as administrative agent by the Board or the Committee to administer the Plan;

2.3	“Agreement” means the agreement, as it may be amended from time to time, entered into by the Corporation and an Eligible Director pursuant to Section 6 hereof in connection with all of the Share Units which shall be credited to a Participant’s account under the Plan and setting forth the related rights and obligations of the Corporation and of the Eligible Director;

2.4	“Annual Basic Retainer Fee” means the amount, expressed in dollars, of the annual retainer fee in respect of services rendered during a calendar year as a member of the Board, which would, but for the Eligible Director’s participation in the Plan, be payable in cash by the Corporation to such Eligible Director; for greater certainty, the “Annual Basic Retainer Fee” does not include the Additional Retainer Fee;

2.5	“Aggregate Purchase Price” has the meaning assigned thereto in Section 8.4 hereof;

2.6	“Board” means the Board of Directors of the Corporation;

2.7	“Broker” has the meaning assigned thereto in Section 12.1 hereof;

2.8	“Change in Control” means an event whereby (i) any Person becomes the beneficial owner, directly or indirectly, of 50% or more of either the Outstanding Issue of Common Shares or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally or (ii) the Corporation undergoes a liquidation or dissolution or sells all or substantially all of its assets;

2.9	“Committee” means the committee of directors of the Corporation generally responsible for directors’ compensation related matters and which is currently named the Governance and Corporate Matters Committee;

2.10	“Common Shares” means the Class A variable voting shares and the Class B voting shares of the Corporation and, when referring to the shares held by an Eligible Director, means (i) the Class A variable voting shares of the Corporation when the Eligible Director is not a Canadian within the meaning of the CTA, and (ii) the Class B voting shares of the Corporation when the Eligible Director is Canadian within the meaning of the CTA, as the case may be;

2.11	“Corporation” means ACE Aviation Holdings Inc., a corporation incorporated and existing under the Canada Business Corporations Act, as amended;

2.12	“CTA” means the Canada Transportation Act and the regulations thereunder, as the same may be amended and supplemented from time to time;

2.13	“Election Form” means a document in the form of Schedule A to the Plan;

2.14	“Eligible Director” has the meaning assigned thereto in Section 4 hereof;

2.15	“Entitlement Date” has the meaning assigned thereto in Section 8.1 hereof;

2.16	“Long-Term Disability” means a permanent disability due to a medical condition that prevents an Eligible Director, physically or mentally, from executing his or her job due to an absence from work for a period that exceeds 26 weeks and is expected to be permanent; such medical condition and long-term status requiring, unless otherwise waived by the Chief Executive Officer on behalf of the Corporation, certification by an independent medical examiner and/or by the medical examiner selected or deemed appropriate by the Corporation’s group insurance plan carrier, after such 26 weeks;

2.17	“Market Value” on any particular day means the market value of one Common Share and shall be calculated on the basis of the closing price for a board lot of Common Shares on the Toronto Stock Exchange on that day, or if at least one board lot of Common Shares shall not have been traded on that day, on the immediately preceding day for which at least one board lot was so traded; or if, at any time, the Common Shares are no longer listed on the Toronto Stock Exchange then the Market Value shall be calculated on the basis of the closing price, on the aforesaid day, for a board lot of

Common Shares on any stock exchange on which the Common Shares are listed and had the greatest volume of trading on that particular day; or if, at any time, the Common Shares are no longer listed on any stock exchange, then the Market Value shall be the amount determined by the Committee in its discretion to be fair and equitable in the circumstances;

2.18	“Outstanding Issue of Common Shares” means the aggregate number of Common Shares outstanding on a non-diluted basis immediately prior to the share issuance in question;

2.19	“Participant” means an Eligible Director who has been credited Share Units under the Plan;

2.20	“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a person shall have a similarly extended meaning;

2.21	“Plan” means the ACE Aviation Holdings Inc. Deferred Share Unit Plan for Non-Employee Directors, as amended from time to time;

2.22	“Price per Common Share” has the meaning assigned thereto in Section 8.4 hereof;

2.23	“quarter”, “calendar quarter” or “quarterly” mean the three-month periods beginning respectively on January 1, April 1, July 1 and October 1 of each calendar year;

2.24	“Share Ownership Guidelines” means the share ownership guidelines for members of the Board which may be in effect from time to time, as determined by the Board or the Committee;

2.25	“Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Corporation;

2.26	“Total Quarterly Retainer Fee” means the amount, expressed in dollars, representing one-quarter (1/4) of the Total Retainer Fee which would, but for the participation in the Plan, whether voluntary or not, be payable in cash on the first day of each calendar quarter (i.e. January 1, April 1, July 1 and October 1) by the Corporation to an Eligible Director, or if, with respect to any calendar quarter, an Eligible Director has served as a member of the Board for a number of days that is less than the full quarter, the amount, expressed in dollars, which is the product of: (i) the quotient determined by dividing: (A) the number of days in the particular quarter during which the Eligible Director served as a member of the Board, and (B) the aggregate number of days in the particular quarter; and (ii) the amount, expressed in dollars, of the quarterly retainer fee which would otherwise have been payable for such calendar quarter had the Eligible Director served as a member of the Board for the full quarter;

2.27	“Reference Date”, with respect to any calendar quarter, means the date which shall be used to determine, on a quarterly basis, the Market Value of a Common Share for purposes of determining the number of Share Units to be credited, for such calendar quarter, to a Participant’s account pursuant to Section 5 hereof, which date shall be, unless otherwise determined by the Committee and approved by the Board, the first trading day of such calendar quarter on which the Market Value of a Common Share may be determined or, if a Participant’s Termination of Board Service occurs during the quarter after such first trading date, the date of Termination of Board Service of the Participant, provided that if the date of Termination of Board Service is not a trading day on which the Market Value of a Common Share may be determined, the Reference Date shall be the immediately preceding trading day on which such Market Value may be determined;

2.28	“Share Unit” means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant’s account in accordance with the terms and conditions of the Plan;

2.29	“Termination of Board Service”, with respect to any Participant, shall mean the earliest date on which both of the following conditions are met: (i) the Participant has ceased to be a member of the Board for any reason whatsoever, including in the event of a dismissal, a retirement, a Long-Term Disability or the death of a Participant; and (ii) the Participant is neither an employee of the Corporation or of a Subsidiary, nor a member of the Board;

2.30	“Total Retainer Fee” means the Annual Basic Retainer Fee plus the Additional Retainer Fee, which for greater certainty shall not include special remuneration for ad hoc services rendered to the Board.
3.	ADMINISTRATION OF THE PLAN

3.1	Subject to Section 11 hereof, the Plan shall be administered by the Committee, the whole subject to applicable corporate and securities law requirements. The Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations and to make such other determinations as it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Participants and their beneficiaries and legal representatives, the Corporation and its shareholders. All costs and expenses of administration of the Plan shall be borne by the Corporation, including all fees and expenses of the Administrative Agent and all reasonable brokerage fees relating to the purchase, if any, of Common Shares under the Plan.

3.2	Neither the Board, the Committee nor any member thereof, nor the Administrative Agent, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board, the Committee and the Administrative Agent shall be entitled to indemnification by the Corporation in respect of any claim, loss, damage or expense (including legal fees and disbursements) arising therefrom to the fullest extent permitted by law.

4.	ELIGIBILITY
The Plan and in particular the crediting of Share Units further to Section 5 hereof, shall apply to all members of the Board who, at the time of execution of the Agreement, and at all times thereafter while they continue to serve as a member of the Board, are not officers or employees of the Corporation or any Subsidiary (“Eligible Directors”).
5.	DIRECTORS’ RETAINER AND ELECTION
5.1	As part of its periodic review of the compensation of Eligible Directors, the Committee shall make recommendations to the Board regarding each Eligible Director’s Total Retainer Fee. The decision of the Board regarding each Eligible Director’s Total Retainer Fee for a year shall be final.

5.2	Each Eligible Director who has not achieved the Share Ownership Guidelines shall be paid fifty percent (50%) of his or her Annual Basic Retainer Fee in the form of Share Units in lieu of being paid in cash. The remainder of the Annual Basic Retainer Fee shall be paid entirely in cash, unless such Eligible Director shall have elected to receive the remainder of his or her Annual Basic Retainer Fee entirely in the form of Share Units or in a combination of cash and Share Units.

5.3	Each Eligible Director who has achieved the Share Ownership Guidelines shall be paid his or her Annual Basic Retainer Fee entirely in cash, unless such Eligible Director shall have elected to receive his or her Annual Basic Retainer Fee entirely in the form of Share Units or in a combination of cash and Share Units.

5.4	Each Eligible Director shall be paid his or her Additional Retainer Fee, if any, entirely in cash, unless such Eligible Director shall have elected to receive his or her Additional Retainer Fee entirely in the form of Share Units or in a combination of cash and Share Units.

5.5	Each Eligible Director shall have the right to elect the manner in which such director wishes to receive his or her Total Retainer Fee by completing, signing and delivering to the Committee the Election Form: (i) in the case of an existing Eligible Director by the end of the calendar year preceding the year in which such election is to apply; or (ii) in the case of a new Eligible Director, within 14 days after such director’s appointment, with such election to apply in respect of the calendar year of such appointment. Notwithstanding the foregoing, for 2007, the first year of the Plan, existing directors must make such election by January 2, 2007. For greater certainty, if no election is made in respect of a particular calendar year, the Eligible Director shall receive his or her Total Retainer Fee as follows: (i) if the Share Ownership Guidelines have not been achieved, fifty percent (50%) of the Annual Basic Retainer Fee for that year shall be paid in Share Units, and the remainder of the Annual Basic Retainer Fee and the Additional Retainer Fee, if any, shall be paid in cash; and (ii) if the Share Ownership Guidelines have been achieved, one hundred percent (100%) of the Annual Basic Retainer Fee for that year and the Additional Retainer Fee, if any, shall be paid in cash. Each election referred to herein is a one-time election and will apply unless revoked or modified by the Eligible Director.

5.6	The number of Share Units (including fractional Share Units) to be credited on a quarterly basis to an Eligible Director’s account under Section 8 hereof with respect to any particular calendar quarter shall be equal to the quotient determined by dividing: (a) the amount of the applicable portion of the Eligible Director’s Total Quarterly Retainer Fee to be so deferred into Share Units in accordance with this Section 5 with respect to such calendar quarter, by (b) the Market Value of a Common Share on the Reference Date for such quarter.

5.7	A Participant who becomes an officer or employee (otherwise than in the capacity as a director) of the Corporation or a Subsidiary of the Corporation shall no longer be eligible to receive Share Units under the Plan. In that case, starting with the calendar quarter in which the Participant became such an officer or employee, all of his or her future Total Quarterly Retainer Fees, if any, shall be paid in cash. However, Share Units credited to such Participant’s account on the date he or she becomes an officer or employee of the Corporation or of a Subsidiary, plus the number of Share Units credited to the Participant’s account at end of the calendar quarter in which he or she became an officer or employee of the Corporation or of a Subsidiary, shall remain governed by the Plan and the Agreement for so long as the Participant remains a member of the Board. Upon Termination of Board Service by such Participant, Section 8 hereof shall apply. No payment of Share Units shall be made by the Corporation to a Participant until Termination of Board Service has occurred with respect to such Participant. The number of Share Units to be credited to a Participant’s account for the calendar quarter in which he or she became an officer or employee (otherwise than in the capacity as a director) of the Corporation or of a Subsidiary, will be pro-rated (by virtue of the pro-ration of fees) based on the number of days in the quarter that the Participant was not an officer or employee (other than in the capacity as director) of the Corporation or of a Subsidiary.

6.	EXECUTION OF AGREEMENT

Each Eligible Director shall, as soon as practicable after the date on which his or her term as a member of the Board commences, enter into an Agreement with the Corporation. Such Agreement shall set out certain rights and obligations of the parties thereto with respect to all of the Share Units which shall, under the Plan, be credited to the account of a Participant, and shall remain in full force and effect until all such Share Units shall have been cancelled.

7.	CREDITS FOR DIVIDENDS
A Participant shall, from time to time during the term of the Participant’s Agreement, including the period following Termination of Board Service and until the Entitlement Date referred to in Section 8.1 hereof, be credited with additional Share Units, the number of which shall be equal to the quotient determined by dividing: (i) the product determined by multiplying (a) one hundred percent (100%) of each dividend declared and paid by the Corporation on its Common Shares on a per share basis (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the shareholder), by (b) the number of Share Units recorded in the Participant’s account on the record date for the payment of any such dividend, by (ii) the Market

Value of a Common Share on the dividend payment date for such dividend, with fractions computed to four decimal places.
8.	PAYMENT OF SHARE UNITS
8.1	Except as may be determined by the Committee, and approved by the Board, or except as set forth below in this Section 8, the entitlement date (“Entitlement Date”) of a Participant with respect to whom Termination of Board Service has occurred shall be the fourth trading day following the release of the Corporation’s quarterly or annual results immediately following Termination of Board Service by the Participant, provided that if a Participant’s Termination of Board Service shall occur on the same date as the release of the Corporation’s results, the Entitlement Date shall, in such a case, be the fifth trading day immediately following such release of the Corporation’s results.
8.2	A Participant shall receive no later than thirty (30) days after the Entitlement Date, in satisfaction of the number of Share Units recorded in the Participant’s account on the Entitlement Date, a lump sum payment in cash equal to the number of Share Units recorded in the Participant’s account on the Entitlement Date multiplied by the Market Value of a Common Share on the Entitlement Date, reduced by any applicable withholding taxes and other source deductions required by law to be withheld by the Corporation in connection with the total payments made in satisfaction of the Participant’s Share Units. No payment in cash shall be made by the Corporation to a Participant until Termination of Board Service has occurred with respect to such Participant. In no event shall any cash payments under this Section 8.2 be made by the Corporation to a Participant later than the end of the first calendar year commencing after Termination of Board Service by the Participant.
8.3	In lieu of a lump sum payment in cash referred to in Section 8.2 hereof, a Participant may elect to receive, in satisfaction of the number of Share Units recorded in the Participant’s account on the Entitlement Date, a number of Common Shares to be purchased on the open market equal to the number of Share Units recorded in the account of the Participant on the Entitlement Date, and reduced by any applicable withholding taxes and other source deductions reflected in the form of Share Units, required by law to be withheld by the Corporation in connection with the total payments (including any Brokers fees and commissions) made in satisfaction of the Participant’s Share Units. Such Common Shares shall be delivered to the Participant no later than the end of the first calendar year commencing after Termination of Board Service by such Participant. No payment of Share Units shall be made by the Corporation to a Participant until Termination of Board Service has occurred with respect to such Participant. Any such election to receive Common Shares in lieu of a lump sum payment in cash must be received by the Corporation prior to the applicable Entitlement Date.
8.4	If the Entitlement Date would otherwise fall between the record date for a dividend on the Common Shares and the related dividend payment date, the Entitlement Date shall be the day immediately following the date of payment of such dividend for purposes of recording in the account of the Participant amounts referred to in Section 7 hereof and making the calculation of Share Units contemplated by this Section 8. In the event that the Corporation is unable, by a Participant’s Entitlement Date, to compute the final number of Share Units credited to such Participant’s account by reason of the fact that any data required in order to compute the Market Value of a Common Share has not been made available to the Corporation, then the Entitlement Date shall be the next following trading day on which such data is made available to the Corporation.
8.5	In the event that a Participant has elected to receive Common Shares in lieu of a lump sum payment is cash, prior to 11:00 a.m. (Montreal time) on the Entitlement Date, the Corporation shall notify the Broker as to the number of any Common Shares to be purchased by the Broker on behalf of the Participant on the open market. As soon as practicable thereafter, the Broker shall purchase on the open market the number of Common Shares which the Corporation has requested the Broker to purchase and notify the Participant and the Corporation of: a) the aggregate purchase price (“Aggregate Purchase Price”) of the Common Shares, b) the purchase price per Common Share or, if the Common Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Common Share (“Price per Common Share”), c) the amount of any related reasonable brokerage commission, and d) the settlement date for the purchase of the Common Shares. On the settlement date, upon payment of the Aggregate Purchase Price and related reasonable brokerage commission by the Corporation, the Broker shall confirm settlement of the trade to the Corporation and the Participant or to his legal representative. Any entitlement to fractional Share Units shall be paid in cash based on the Price per Common Share.
8.6	For greater certainty and notwithstanding any other provisions of this Plan, in no event shall any payments under this Plan, whether in cash, Common Shares or otherwise, be made by the Corporation or any agents hereunder to a Participant later than the end of the first calendar year commencing after Termination of Board Service by the Participant.
8.7	In cases of Participants who are citizens or residents of a country other than Canada, the Corporation shall have the right, in its sole discretion, notwithstanding any election made by the Participant to receive Common Shares in lieu of a lump sum payment in cash, to pay entirely in cash the value, as computed under the Plan, of a Participant’s Share Unit entitlement (less any applicable withholdings), should it deem the regulatory or other requirements of the applicable foreign jurisdiction associated with the purchase of, or payment in, Common Shares too onerous to it or to the Participant.
9.	PARTICIPANT’S ACCOUNT

The Corporation shall maintain in its books an account for each Participant recording at all times the number of Share Units standing to the credit of the Participant. Upon payment in satisfaction of Share Units, such Share Units shall be cancelled. A written confirmation of the balance of Share Units in the Participant’s account shall be mailed to the Participant at least annually.

10.	DEFERRAL OF OTHER FEES

The Committee may, at its discretion, allow an Eligible Director to receive his or her fees, other than Annual Basic Retainer Fees and Additional Retainer Fees, otherwise payable in cash, in the form of Share Units. Any such payment in the form of Share Units shall be subject to such conditions as the Committee may impose.

11.	AMENDMENTS TO, SUSPENSION OR TERMINATION OF, THE PLAN

11.1	The Board may from time to time amend, suspend or terminate the Plan in whole or in part. However, any such amendment, suspension or termination shall not adversely affect the rights of any Participant under any Agreement existing at the time of such amendment, suspension or termination without the consent of the affected Participant.

11.2	If the Board terminates the Plan, Share Units previously credited shall remain outstanding and in effect and paid in due course in accordance with their applicable terms and conditions in accordance with the terms of the Plan in effect immediately before the termination of the Plan. The Plan shall terminate ten (10) days after all payments have been made to the last Participant entitled to payments under the Plan.

12.	PURCHASES ON THE OPEN MARKET

12.1	Any purchases of Common Shares pursuant to the Plan shall be made on the open market by a broker independent from the Corporation designated by the Corporation and who is a member of the Toronto Stock Exchange (“Broker”). Any such designation may be changed by the Corporation from time to time.

12.2	The Share Units, and any related Common Shares that may be delivered under the Plan, have not been registered under the U.S. Securities Act of 1933 as of the effective date of the Plan and the Corporation has no obligation to register such units or shares. The said Common Shares may not be offered or sold in the United States unless registered or an exemption from registration is available.

13.	RIGHTS OF PARTICIPANTS

13.1	Except as specifically set out in the Plan or Agreement, no Eligible Director, Participant or other person shall have any claim or right to any Common Shares deliverable in payment of Share Units granted pursuant to the Plan.

13.2	Under no circumstances shall Share Units be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of the Common Shares, nor shall any Participant be considered the owner of the Common Shares until after the date of any purchase of such Common Shares on the open market.

14.	DEATH OF PARTICIPANT

In the event of a Participant’s death, any and all Share Units then credited to the Participant’s account shall become payable to the liquidator or executor of the Participant’s estate in accordance with Section 8 hereof.

15.	THE ADMINISTRATIVE AGENT

15.1	The Board or the Committee may in their sole discretion appoint from time to time one or more entities to act as Administrative Agent to administer the Share Units granted under the Plan, the whole in accordance with the terms and conditions determined by the Board or the Committee in their sole discretion.

15.2	The appointment of the Administrative Agent shall be for an indefinite period or as otherwise determined by the Board or the Committee. The Administrative Agent may resign and be discharged from all further duties and liabilities hereunder upon ninety (90) days’ written notice to the Corporation.

15.3	The Corporation may at any time after upon a thirty (30) days’ written notice to the Administrative Agent, or such shorter notice as may be agreed upon between the Administrative Agent and the Corporation, remove the Administrative Agent for any reason whatever and appoint a successor or successors to fill such vacancy.

15.4	The Administrative Agent may delegate to any corporation authorized to carry on the business of an administrative agent in Canada the duty to maintain records and to furnish statements in connection with all aspects of the Plan.

16.	COMPLIANCE WITH APPLICABLE LAWS

16.1	Any obligation of the Corporation with respect to its Common Shares pursuant to the terms of the Plan is subject to compliance with all applicable laws. Should the Corporation, in its sole discretion, determine that it is not feasible to make payment of a Share Unit in Common Shares by reason of any such laws, such obligation shall be satisfied by means of an equivalent cash payment. The Participant shall comply with all such laws and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

16.2	Governmental regulations and any stock exchange on which the Common Shares are listed may impose reporting or other obligations on the Corporation with respect to the Plan. For example, the Corporation may be required to identify Share Units granted under the Plan on its share ownership records or shareholder information circulars and send tax information to Eligible Directors and former Eligible Directors who transfer title to any Common Shares acquired under the Plan.

17.	WITHHOLDING TAXES

17.1	Notwithstanding any other provision of this Plan, the Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

17.2	Notwithstanding Section 17.1, the applicable tax withholdings may be waived where the Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which subsection 100(3) of the regulations made under the Income Tax Act (Canada) apply.

18.	TRANSFERABILITY

In no event may the rights or interests of a Participant under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or by the laws of succession and distribution.

19.	ALTERATION OF NUMBER OF SHARE UNITS SUBJECT TO THE PLAN
19.1	If at any time after the grant of a Share Unit to a Participant under the Plan and prior to the applicable Entitlement Date in respect of such Share Unit, the Common Shares shall be subdivided or consolidated into a different number of Common Shares, or a dividend shall be declared upon the Common Shares payable in Common Shares (other than a dividend which may be paid in cash or in shares at the option of the shareholder), the number of Share Units then recorded in the Participant’s account shall be adjusted by replacing such number by a number equal to the number of Common Shares which would be held by the Participant immediately after the stock dividend, subdivision or consolidation, should the Participant have held a number of Common Shares equal to the number of Share Units recorded in the Participant’s account on the record date fixed for such stock dividend, subdivision or consolidation.
19.2	If at any time after the grant of a Share Unit to a Participant under the Plan and prior to the applicable Entitlement Date in respect of such Share Unit, the Common Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 19.1 hereof or, subject to the provisions of Section 20 hereof, the Corporation shall consolidate, merge or amalgamate with or into another company (the company resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Company”), then there shall be substituted for each Common Share referred to in the Plan the kind of securities into which each outstanding Common Share shall be so changed or for which each such Common Share shall be exchanged and an equitable adjustment shall be made, if required, to the number of Share Units then recorded in the Participant’s account so that the Participant shall be entitled to receive upon the distribution in respect of such Share Units in accordance with the terms hereof and shall accept in lieu of Common Shares the aggregate number of shares of the appropriate class or other securities of the Corporation or the Successor Company (as the case may be) or other consideration from the Corporation or the Successor Company (as the case may be) that such Participant would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of Section 20 hereof, as a result of such consolidation, merger or amalgamation, should the Participant have held a number of Common Shares equal to the number of Share Units recorded in the Participant’s account on the record date fixed for such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be.

19.3	If at any time after the grant of a Share Unit to a Participant under the Plan and prior to the applicable Entitlement Date in respect of such Share Unit, the Corporation shall make a distribution to all holders of Common Shares of shares or other securities in the capital of the Corporation, or cash, evidences of indebtedness or other assets of the Corporation (excluding a regular ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit), or should the Corporation effect any transaction or change having a similar effect, subject to the discretion of the Board the number of Share Units then recorded in the Participant’s account shall be adjusted to take into account such distribution, transaction or change by replacing such number by a number of Share Units equal to the number of Common Shares which would have been held by the Participant immediately after such distribution, transaction or change, should the Participant have held a number of Common Shares equal to the number of Share Units recorded in the Participant’s account on the record date fixed for such distribution, transaction or change and assuming that the market value (as determined by the Board) on the record date of the shares or other securities, cash or other assets of the Corporation distributed is reflected as a number of Common Shares on the record date (based on the Market Value of the Common Shares on the record date) for the purposes of this adjustment. Notwithstanding the foregoing, the Board may in its discretion make any other or alternative adjustments deemed appropriate in such circumstances in order to take into account such distribution, transaction or change and to maintain the Participants’ economic rights in respect of their Share Units in connection with such distribution, transaction or change.
19.4	In the event that, at the time contemplated for any purchase of Common Shares under the Plan, there is no public market for the Common Shares or for securities substituted therefor as provided by this Section 19, the obligations of the Corporation under the Plan shall be met by a payment in cash in such amount as is reasonably determined by the Committee to be fair and equitable in the circumstances.

20.	CHANGE OF CONTROL

Notwithstanding anything contained to the contrary in the Plan or the Agreement or in any resolution of the Board or the Committee in implementation thereof, in the event of a Change of Control, any and all Share Units then recorded in the Participant’s account shall become payable immediately prior to the date of the Change of Control.

21.	UNFUNDED PLAN

Unless otherwise determined by the Committee, the Plan shall be unfunded until payment of the Share Units under Section 8 hereof.
22.	GOVERNING LAW

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws in force in the Province of Québec and the laws of Canada applicable therein.
23.	EFFECTIVE DATE OF THE PLAN

The effective date of the Plan shall be January 1, 2007.